[LOGO]
PALFED, INC.
                                                                 April 15, 1997


Dear Fellow Shareholder:

     We are sure that by now you are weary of hearing from PALFED and our dissident shareholders concerning their ill-advised resolution to sell your Company. However, we feel that it is very important that you have some additional facts to make an informed decision on this very important vote.

     Since we last communicated, PALFED announced a 21% increase in earnings for the first quarter of 1997. Additionally, Institutional Shareholder Services, Inc., an independent shareholder advisory firm, has advised
PALFED's institutional shareholders to vote against Mid-Atlantic's proposal stating that "long-term shareholders would suffer if the Company were put in play." These are two very good reasons to support PALFED's Board of Directors and vote AGAINST the Resolution. We are convinced, and our investment advisors confirm, that there is considerable upside in the value of our stock.

     I will state it one more time: Shareholder value is our number one priority and we would entertain any legitimate offer to sell the Company at a substantial premium.

     We must get away from the myth in this country that the only way to maximize value of a bank is to sell it. Your Board, Management, and staff have done a remarkable job of saving your Company from failure. We are proud of our accomplishments and do not intend to cave in to Mid-Atlantic's manipulative tactics.

     If you have voted in favor of the Company's position and voted AGAINST Mid-Atlantic, you need not vote again and we thank you. You will not be disappointed. If you have voted for the proposal, we hope you will reconsider and vote the enclosed proxy AGAINST Mid-Atlantic and mail it in the envelope provided. If you have not voted, please exercise that right and vote AGAINST Mid-Atlantic and return the proxy in the envelope provided. THE PROXY WITH THE LATEST DATE IS THE ONE THAT COUNTS, so if you wish to change your vote or are voting for the first time, please do so.

     Thank you for your consideration and support of South Carolina's Bank.



                                               John C. Troutman
                                               President and CEO

Enclosures

PO Box 1116
Aiken, SC 29802-1116
803/642-1400


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[LOGO]

                                                    FOR MORE INFORMATION CALL:

                                                    PALFED, INC.
                                                    107 Chesterfield Street S.
                                                    Aiken, South Carolina  29801

                                                    John C. Troutman
                                                    President and CEO
                                                    (803) 642-1433

                                                    April 8, 1997

                                                    FOR IMMEDIATE RELEASE

                INSTITUTIONAL SHAREHOLDER SERVICES RECOMMENDS
                AGAINST MID-ATLANTIC'S PROPOSAL TO SELL PALFED

AIKEN, South Carolina, April 8, 1997 -- John C. Troutman, President and CEO of PALFED, Inc. ("PALFED" or the "Company") announced today that Institutional Shareholder Services, Inc. ("ISS"), an independent shareholder advisory firm, has advised PALFED's institutional shareholders which subscribe to their service to support PALFED management and vote against a shareholder proposal sponsored by Mid-Atlantic Investors ("Mid-Atlantic").

Mr. Troutman said, "We are very pleased to receive the support of ISS, whose evaluation of PALFED's performance and the issues raised by Mid-Atlantic's proposal provide the independent advice that even Mid-Atlantic surely cannot ignore." Mr. Troutman noted that ISS reviews shareholder proposals on a case-by-case basis, taking into account company performance and other fundamental issues, including a strategic plan of action to enhance shareholder value.

The ISS report noted that PALFED "has acquired new banking offices and achieved technological upgrades at a reasonable cost, and that long-term shareholders would suffer if the Company were put in play." The report also noted that shareholder returns at PALFED have increased over five years and have outperformed the NASDAQ Financial Stock Index by 25.5% and the S&P 500 Index by 15.2%.

ISS, based in Bethesda, Maryland, is a leading independent advisor to several hundred institutional investors and provides voting recommendations for proxy contests, corporate governance proposals and other shareholder related issues.

PALFED, INC. is a South Carolina corporation whose principal subsidiary, Palmetto Federal Savings Bank of South Carolina, operates twenty-two banking and seven mortgage lending offices in South Carolina and one mortgage lending office in Georgia. PALFED's common stock is traded in the Nasdaq National Market System under the symbol "PALM".

[LETTERHEAD]

                                       FOR MORE INFORMATION CALL:

                                       PALFED, INC.
                                       107 Chesterfield Street S.
                                       Aiken, South Carolina  29801

                                       Darrell R. Rains
                                       Executive Vice President and CFO
                                       (803) 642-1328

                                       April 10, 1997

                                       FOR IMMEDIATE RELEASE

            PALFED, INC. ANNOUNCES 21% INCREASE IN FIRST QUARTER EARNINGS

AIKEN, South Carolina, April 10, 1997 -- PALFED, INC. (NASDAQ:PALM) ("PALFED") announced net earnings of $1,350,000 ($0.25 per common share) for the first quarter of 1997 compared to net earnings of $1,092,000 ($0.21 per common share) in the first quarter of 1996, a 21.0% increase over the prior year.

John C. Troutman, PALFED's President and Chief Executive Officer said, "Our outstanding first quarter is a clear indication that our strategic plan of growth and expansion is working to enhance shareholder value. We opened our second full-service banking center on Hilton Head Island on March 24, 1997 and intend to take advantage of other opportunities as they present themselves. We have an excellent franchise that will be more and more valuable as other banks are sold and we strengthen our claim as South Carolina's Bank."

PALFED, INC. is a South Carolina corporation whose principal subsidiary, Palmetto Federal Savings Bank of South Carolina, operates twenty-two banking and seven mortgage lending offices in South Carolina and one mortgage lending office in Georgia. At March 31, 1997 PALFED had $655.7 million in total assets and deposits of $551.4 million. PALFED'S common stock is traded in the Nasdaq National Market System under the symbol "PALM".

                                   PALFED, Inc.
April 10, 1997            Selected Financial Information
                      (In thousands, except per share data)

                                                         For the Three Months Ended
                                                         --------------------------
                                                         MARCH 31,        March 31,
CONDENSED RESULTS OF OPERATIONS                           1997             1996
                                                         ---------        ---------
Net interest income . . . . . . . . . . . . . . . . .   $  6,034         $  5,053
Provision for estimated loan losses . . . . . . . . .       (337)            (339)
Checking transaction fees . . . . . . . . . . . . . .        552              604
Financial services fees . . . . . . . . . . . . . . .        249              235
Profit (loss) on sales of investment and mortgage-
   backed securities and loans  . . . . . . . . . . .        172              495
Real estate operations  . . . . . . . . . . . . . . .       (152)            (154)
Other noninterest income  . . . . . . . . . . . . . .        301              351
Compensation and employee benefits expense  . . . . .     (2,787)          (2,524)
Occupancy and equipment expense . . . . . . . . . . .       (800)            (753)
Federal insurance premiums and assessments expense  .       (157)            (354)
Professional and outside service fee expense  . . . .       (345)            (282)
Other noninterest expense . . . . . . . . . . . . . .       (566)            (633)
                                                        ---------        ---------
Income before provision for income taxes  . . . . . .      2,164            1,699
Provision for income tax  . . . . . . . . . . . . . .       (814)            (607)
                                                        ---------        ---------
Net income  . . . . . . . . . . . . . . . . . . . . .   $  1,350         $  1,092
                                                        ---------        ---------
                                                        ---------        ---------
Earnings per common and common equivalent shares  . .   $   0.25         $   0.21
                                                        ---------        ---------
                                                        ---------        ---------
Weighted average common and common equivalent
   shares outstanding . . . . . . . . . . . . . . . .      5,320            5,207
                                                        ---------        ---------
                                                        ---------        ---------
OTHER DATA
Average interest-earning assets . . . . . . . . . . .   $621,078         $587,694
Average interest-bearing liabilities  . . . . . . . .   $601,846         $573,247
Net interest margin . . . . . . . . . . . . . . . . .        3.7%             3.3%
                                                        ---------        ---------
                                                        ---------        ---------
Net yield . . . . . . . . . . . . . . . . . . . . . .        3.9%             3.4%
                                                        ---------        ---------
                                                        ---------        ---------
Return on average equity  . . . . . . . . . . . . . .       10.3%             8.4%
                                                        ---------        ---------
                                                        ---------        ---------
Return on average assets  . . . . . . . . . . . . . .        0.8%             0.7%
                                                        ---------        ---------
                                                        ---------        ---------


                                                           MARCH 31,     December 31,   March 31,
SELECTED BALANCE SHEET DATA                                  1997            1996         1996
                                                           --------        --------     --------
Total assets . . . . . . . . . . . . . . . . . . . . . .   $655,707       $665,257      $623,553
Loans receivable (including loans held for sale), net  .    532,393        524,120       476,119
Investment and mortgage-backed securities  . . . . . . .     78,947         82,707        91,440
Deposits . . . . . . . . . . . . . . . . . . . . . . . .    551,437        540,128       505,429
Federal Home Loan Bank advances  . . . . . . . . . . . .     47,400         68,400        61,400
Stockholders' equity . . . . . . . . . . . . . . . . . .     53,161         51,823        52,706
Equity per common share  . . . . . . . . . . . . . . . .   $  10.07       $   9.91      $  10.09

NONPERFORMING ASSETS AND RESTRUCTURED LOANS
Nonaccrual loans . . . . . . . . . . . . . . . . . . . .   $  3,308       $  3,971      $  6,249
Foreclosed real estate . . . . . . . . . . . . . . . . .      7,006          7,187         9,112
Restructured loans . . . . . . . . . . . . . . . . . . .      6,211          6,533        10,472
                                                           --------       --------      --------
   Total . . . . . . . . . . . . . . . . . . . . . . . .   $ 16,525       $ 17,691      $ 25,833
                                                           --------       --------      --------
                                                           --------       --------      --------
ASSET QUALITY RATIOS
General valuation allowances as a percentage of
   nonperforming assets and restructured loans . . . . .       40.9%          36.2%         27.8%
                                                           --------       --------      --------
                                                           --------       --------      --------
Nonperforming assets and restructured
   loans to loans receivable, net  . . . . . . . . . . .        3.1%           3.4%          5.4%
                                                           --------       --------      --------
                                                           --------       --------      --------
Nonperforming assets and restructured
   loans to total assets . . . . . . . . . . . . . . . .        2.5%           2.7%          4.1%
                                                           --------       --------      --------
                                                           --------       --------      --------